Exhibit 10.26

The undersigned executive and NewLink Genetics Corporation (the “Company”) hereby acknowledge and agree that the description below is true and correct in all respects.

On, April 18, 2000, Dr. Nicholas Vahanian borrowed $31,500.00 from the Company, at an interest rate of 6.71% per annum, with all accrued interest and principal due April 18, 2005. On December 31, 2003, Dr. Vahanian made a $6,500.00 payment on the loan, of which $6,500.00 was applied to the principal and $0 was applied to the interest.  On April 18, 2005, the Company extended the loan to April 18, 2010 at an interest rate of 6.7% per annum.  On July 1, 2010, the principal on the loan plus accrued interest of $10,000 was forgiven, effective as of July 2, 2010, and a bonus of an additional $12,010 was granted to cover the resulting tax liability. To offset the forgiveness and the bonus payment, outstanding options to purchase 37,010 shares of the Company’s common stock held by Dr. Vahanian were modified to increase the aggregate exercise price from $1.00 per share to $2.00 per share (an amount equal to the amount of the forgiveness plus the bonus paid), and Dr. Vahanian agreed to exercise the higher priced options prior to exercising any lower priced options to purchase the Company’s common stock.

On August 20, 2008, Dr. Vahanian borrowed $125,000 from the Company, at an interest rate of 6% per annum, with all accrued interest and principal due March 1, 2009.  On January 22, 2009, the Company granted Dr. Vahanian a bonus of $55,037.08, of which $55,037.08 was applied to the principal due on the loan and $0 was applied to the interest.  On April 24, 2009, Dr. Vahanian repaid the remainder of the loan with a $74,335.60 payment, of which $69,962.92 was applied to the principal and $4,372.68 was applied to the interest.

EXECUTIVE		NEWLINK GENETICS CORPORATION

/s/ Nicholas Vahanian		/s/ Gordon Link
Nicholas Vahanian		Print Name:	Gordon Link
		Title:	CFO
Date:	11/23/10	Date:	11/24/2010